EXHIBIT 99.1

JPMorgan Chase & Co.                                        [JPMorganChase LOGO]
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

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News release: IMMEDIATE RELEASE


                JPMorgan Chase Completes Bear Stearns Acquisition

New York, May 31, 2008 - JPMorgan Chase & Co. (NYSE: JPM) announced today that it has completed its acquisition of The Bear Stearns Companies Inc., effective 11:59 p.m. EDT on May 30, 2008.

As a result of the merger, each outstanding share of Bear Stearns common stock was converted into the right to receive 0.21753 shares of JPMorgan Chase common stock. Depositary shares, each representing a one-fourth interest in a share of Bear Stearns preferred stock, will continue to trade on the New York Stock Exchange, and such of Bear Stearns' debt securities as traded on the New York Stock Exchange or American Stock Exchange immediately prior to the consummation of the merger will continue to trade on those exchanges.

JPMorgan Chase & Co. (NYSE: JPM), is a leading global financial services firm with assets of $1.6 trillion, as of March 31, 2008, and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.


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Investor Contact:                                     Media Contacts:
Julia Bates                                           Kristin Lemkau
212-270-7318                                          212-270-7454

                                                      Brian Marchiony
                                                      212-270-2596